CIMAREX ENERGY CO.

2002 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT made as of this 17th day of May, 2006, between CIMAREX ENERGY CO., a Delaware corporation (together with its Affiliated Corporations, except where the context requires otherwise, the “Company”), and                (the “Grantee”).

1.             Grant of Restricted Stock. Pursuant to the Cimarex Energy Co. 2002 Stock Incentive Plan (the “Plan”) and subject to the terms and conditions of this Agreement, the Company hereby grants to the Grantee 2,477 shares of the common stock of the Company (the “Restricted Stock”), effective as of May 17, 2006 (the “Transfer Date”), with a Fair Market Value of $40.365 as of the Transfer Date.

2.             Restrictions. The Grantee shall not sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Shares for the period commencing on the Transfer Date and ending on the date that the shares become fully vested as provided in Section 3(a) or as otherwise permitted by this Agreement or the terms of the Plan.

3.             Vesting; Lapse of Restrictions; Transferability.

(a)           General. Except as provided otherwise in this Agreement, the Restricted Stock shall vest in installments of 33-1/3% one year from the date hereof and in additional installments of 33-1/3% each subsequent anniversary thereafter, provided that, with respect to each such installment, the Grantee has remained in continuous service on the Company’s Board of Directors from the date hereof through the date such installment is designated to vest.

(b)           Transfer Upon Lapse of Restrictions. After the restrictions described in Section 2 and subsection 3(a) have lapsed, the Grantee may sell, assign by gift or otherwise, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the formerly Restricted Stock at the Grantee’s discretion, except that the Grantee agrees that he shall not make any sale or transfer of the formerly Restricted Stock that would conflict with or violate any of the provisions of the Securities Act of 1933 or any applicable state securities laws.

(c)           Vesting and Transferability Upon Change in Control. Upon the occurrence of a Change in Control Event, as defined in the Plan, the restrictions set forth in Section 2 and subsection 3(a) shall lapse in their entirety, and the Restricted Stock shall become fully vested and freely transferable as described in subsection 3(b) above, except that the Grantee agrees that he shall not make any sale or transfer of the formerly Restricted Stock that would conflict with or violate any of the provisions of the Securities Act of 1933 or any applicable state securities laws.

4.             Termination of Service on the Board.

(a)           Death or Disability. If the Grantee terminates service on the Company’s Board of Directors on account of death or Disability (as defined in the Plan) prior to the third anniversary of the Transfer date, the Restricted Stock shall become fully vested and shall be freely transferable as described in subsection 3(b) above.

(b)           Other Terminations. If the Grantee ceases performing services for the Company for any reason other than death or Disability prior to the third (3rd) anniversary of the Transfer Date, the Grantee shall immediately transfer and assign to the Company, without the requirement for any consideration from the Company, all remaining unvested shares of Restricted Stock.

5.             Delivery of Unvested Shares. If the Grantee is required to transfer some or all of the shares of Restricted Stock to the Company pursuant to Section 4 hereof, the shares shall be tendered promptly to the Company by the delivery of certificates for such shares, duly endorsed in blank by the Grantee or with stock powers attached thereto duly endorsed, at the Company’s principal offices, all in form suitable for the transfer of such shares to the Company without the payment of any consideration by the Company. After the time at which any such shares are required to be delivered to the Company for transfer to the Company, the Company shall not pay any dividend to the Grantee on account of such shares or permit the Grantee to exercise any of the privileges or rights of a stockholder with respect to such shares but shall, in so far as permitted by law, treat the Company as owner of such shares.

6.             Effect of Prohibited Transfer. If any transfer of Shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration, such shares from the owner thereof or his transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

7.             Enforcement of Restrictions.

(a)           Legend. All certificates representing Restricted Stock shall have affixed thereto the following legend:

“The shares of Stock represented by this certificate are subject to all of the terms of a Restricted Stock Agreement between Cimarex Energy Co. (the “Company”) and the registered owner (“Owner”) of this Certificate (the “Agreement”) and to the terms of the Cimarex Energy Co. 2002 Stock Incentive Plan (the “Plan”). Copies of the Agreement and the Plan are on file at the office of the Company. The Agreement, among other things, limits the right of the Owner to transfer the shares represented by this Certificate and provide in certain circumstances that all or a portion of the shares must be returned to the Company.”

(b)           Custody of Certificates. The Company may, in its sole discretion, require the Grantee to keep the certificate the shares of Restricted Stock, duly endorsed, in the custody of the Company while the shares are subject to the restrictions contained in Sections 2 and 3. The Company may, in its sole discretion, require the Grantee to keep the certificate the shares of Restricted Stock, duly endorsed, in the custody of a third party while the shares are subject to the restrictions contained in Sections 2 and 3.

8.             Adjustments to the Stock.

(a)           Adjustment by Merger, Stock Split, Stock Dividend, Etc. If the shares of stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spinoff, combination of shares or otherwise), or if the number of such shares of Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Stock or rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Stock, then there shall be substituted for or added to each share of Restricted Stock, the number and kind of shares of stock or other securities into which each outstanding share of Restricted Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled.

(b)           Other Distributions and Changes in the Stock. In the event there shall be any other change in the number or kind of the outstanding shares of stock, or any stock or other securities into which the stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares of Restricted Stock, such adjustment shall be made in accordance with such determination, except that no adjustment of the number of shares of Restricted Stock that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of stock available under the Plan or to which any Award granted under the Plan relates immediately prior to the making of such adjustment (the “Minimum Adjustment”). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by Article VIII of the Plan and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by Article VIII of the Plan which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Restricted Stock immediately prior to vesting or transferability of such Restricted Stock.

9.             Reorganization and Change in Control.

(a)           Full Vesting; Termination; Assumption or Substitution. Upon the occurrence of a Change in Control Event (as defined in subsection 9(c)), the Restricted Stock shall become fully vested and transferable regardless of whether all conditions for vesting and transferability relating to length of service have been satisfied. The Committee may also provide for the assumption or substitution of the Restricted Stock by the surviving entity as described in subsection 9(b) and make any other provision for the Restricted Stock as the Committee deems appropriate in its sole discretion. The Committee may, in its sole discretion, provide that any number of shares of the Restricted Stock that are not vested and that are outstanding at the time the Change in Control Event occurs shall be forfeited at such time so long as the Grantee is provided with at least 45 days advance notice of such expiration.

(b)           Assumption or Substitution. The Company, or the successor or purchaser, as the case may be, may make adequate provision for the assumption of the Restricted Stock or the substitution of new shares of Restricted Stock for the outstanding Restricted Stock on terms comparable to the terms of this Agreement.

(c)           Change in Control Event. The term “Change in Control Event” shall have the meaning provided in the Plan.

11.           Miscellaneous.

(a)           Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

(i)            If to the Company, to Cimarex Energy Co., Attention: Corporate Secretary, 707 Seventeenth Street, Suite 3300, Denver, Colorado 80202-3404, or at such other address as may have been furnished to the Grantee in writing by the Company; or

(ii)           If to the Grantee, to the Grantee                               , or at other address as may have been furnished to the Company by the Grantee.

Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

(b)           Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

(c)           Defined Terms. Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

(d)           Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)           Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

(f)            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g)           Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained in the employ of the Company and this Agreement is limited solely to governing the rights and obligations of the Grantee with respect to the Restricted Stock.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CIMAREX ENERGY CO.

By
F. H. Merelli, Chief Executive Officer
and President

GRANTEE